Exhibit 23.4

AllBright Law Office

9,11,12/F, Shanghai Tower No.501, Yincheng Middle Road

Pudong New Area, Shanghai, 200120

P.R.China

January 18, 2023

To:

YE, Zaichang, Chairman

Auto Services Group Limited

Suite 209, No. 656 Lingshi Road

Jing’an District, Shanghai, 200072

People’s Republic of China

Re: Consent Letter on Registration Statement on Form F-4 of SunCar Technology Group Inc.

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We act as the PRC legal counsel to Auto Service Group Limited, a Cayman Islands exempted company (the “Company”), a company organized under the laws of the Cayman Islands, in connection with the filing on Registration Statement on Form F-4 (as amended, the “Registration Statement”) in connection with the business combination between the Company and Goldenbridge Acquisition Limited (“SPAC”), and registering the issuance of securities under the United States Securities Act of 1933, as amended (the “Securities Act”).

We hereby consent to the reference to our name in the Registration Statement.

This Consent is rendered solely to you for the filing of the Registration Statement by the Company and may not be used for any other purpose. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely yours,

/s/ AllBright Law Office
AllBright Law Office